EXHIBIT 11

                 Statement of Computation of Per Share Earnings

         Set forth below are the bases for the computation of earnings per share for the periods shown. Information for 1999 has been adjusted to reflect a stock split in the form of a 25% stock dividend paid on March 31, 2000.

                                                                  Year Ended December 31,
                    Earnings (loss) Per Common Share               2000              1999
                                                              ---------------    --------------
                         Basic                                    $0.51             $(0.41)
                         Average Shares Outstanding           2,062,474          2,062,474
                         Diluted                                  $0.51             $(0.41)
                         Average Shares Outstanding           2,084,571          2,062,474